UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.     )

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Tidewater Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Statement issued by Tidewater Inc. in response to the notice received on March 9, 2021 from The Ravenswood Investment Company, L.P. (Robert E. Robotti) of its intent to nominate individuals to stand for election to Tidewater's Board of Directors at Tidewater’s upcoming 2021 Annual Meeting of Stockholders:

The Tidewater Board regularly engages with all our shareholders, including Robert Robotti/Ravenswood, and takes our responsibilities to investors very seriously. To that end, over the past two years we have taken decisive actions to put Tidewater on a firm course for success and shareholder value-creation. These actions include reducing the size of the Board from ten to seven members, bringing in a new world-class CEO, replacing the Chairman of the Board, the Chairman of the Nominating and Corporate Governance Committee and the Chairman of the Compensation Committee, while also reconstituting all our Board committees, reducing long-term debt by over $250 million, improving the Company’s cost structure, significantly improving board diversity and ESG policies across numerous areas of the Company, and focusing our vessel operating footprint on more profitable geographic areas to improve shareholder returns.

It is important to note that we have previously thoroughly evaluated and interviewed one of the candidates nominated by Robert Robotti/Ravenswood. Further, this candidate is the former general counsel of a competitor company. Mr. Robotti and the funds managed by him have a financial interest in this company and he has repeatedly tried to pressure Tidewater to merge with this competitor. This conflict of interest is a serious concern.

The Board’s Nominating and Corporate Governance Committee will review and consider Ravenswood’s notice in accordance with our bylaws and applicable law. The Board will present its recommendations for director nominees in its proxy statement that will be filed with the U.S. Securities and Exchange Commission. Tidewater shareholders are not required to take any action at this time

Important Additional Information

Tidewater Inc., its directors and certain of its executive officers are deemed to be participants in the solicitation of proxies from Tidewater’s stockholders in connection with the matters to be considered at Tidewater’s 2021 Annual Meeting of Stockholders. Information regarding the names of Tidewater’s directors and executive officers and their respective interests in Tidewater by security holdings or otherwise can be found in Tidewater’s proxy statement for its 2020 Annual Meeting of Stockholders, filed with the Securities and Exchange Commission (“SEC”) on June 18, 2020, and in other filings with the SEC. To the extent holdings of Tidewater’s securities have changed since the amounts set forth in Tidewater’s proxy statement for the 2020 Annual Meeting of Stockholders, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. These documents will be available free of charge at the SEC’s website at www.sec.gov.

Tidewater intends to file a proxy statement and accompanying BLUE proxy card with the SEC in connection with the solicitation of proxies from Tidewater stockholders in connection with the matters to be considered at Tidewater’s 2021 Annual Meeting of Stockholders. Additional information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in Tidewater’s proxy statement for its 2021 Annual Meeting, including the schedules and appendices thereto. INVESTORS AND STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND THE ACCOMPANYING BLUE PROXY CARD AND ANY AMENDMENTS AND SUPPLEMENTS THERETO AS WELL AS ANY OTHER DOCUMENTS FILED BY TIDEWATER WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION.

Stockholders will be able to obtain copies of the proxy statement, any amendments or supplements to the proxy statement, the accompanying BLUE proxy card, and other documents filed by Tidewater with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of Tidewater’s corporate website at www.tdw.com or by contacting Tidewater’s Corporate Secretary at Tidewater, Inc., 6002 Rogerdale Road, Suite 600, Houston, Texas 77072, or by calling Tidewater’s Corporate Secretary at (713) 470-5310.